MANAGEMENT FEE WAIVER AGREEMENT

  THIS MANAGEMENT FEE WAIVER AGREEMENT (the “Agreement”), effective as of April 1, 2017, is entered into between T. Rowe Price Associates, Inc., a corporation organized and existing under the laws of the State of Maryland (the “Manager”), and each of the funds listed on Exhibit A, each of which is a corporation or series of a corporation organized and existing under the laws of the State of Maryland, or a series of a trust organized and existing under the laws of the Commonwealth of Massachusetts (each a “Fund” and collectively, the “Funds”).

  WHEREAS, the Manager is an investment adviser registered with the Securities Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended;

  WHEREAS, each Fund is an open-end management investment company registered as such with the SEC under the Investment Company Act of 1940, as amended;

  WHEREAS, pursuant to each Fund’s Investment Management Agreement with the Manager (each, a “Management Agreement”), the Fund pays the Manager a fee for investment management services (“Management Fee”); and

  WHEREAS, the Manager has proposed to waive a portion of each Fund’s Management Fee, and each Fund’s Board of Directors/Trustees has determined that effective as of the date first written above that such action would be in the best interest of the Fund and its shareholders.

  NOW, THEREFORE, the Manager and each Fund hereby agree as follows:

1. Management Fee Waiver

 (a) The Manager agrees to waive a portion of its Management Fees as specified for each Fund listed on Exhibit A for the period commencing April 1, 2017.

 (b) Each Fund’s Management Fee shall be computed in accordance with its Management Agreement.

2. Termination of Agreement

 (a) This Agreement will continue with respect to each Fund at least through the date indicated in Exhibit A, and renew automatically thereafter for one-year terms unless the Board of Directors/Trustees of the Fund, including a majority of the directors/trustees who are not interested persons of the Fund or the Manager, approves the modification or termination of the Agreement with respect to the Fund. This Agreement will terminate automatically with respect to a Fund upon termination of its Management Agreement. Amendment or termination of this Agreement does not require approval of the Fund’s shareholders.

 (b) Any management fees waived with respect to a Fund under this Agreement are not subject to reimbursement to the Manager by the Fund.

3. Separate Agreement

This Agreement shall be deemed to constitute a separate agreement between the Manager and each Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of date stated in the preamble.

T. ROWE PRICE ASSOCIATES, INC.

T. ROWE PRICE CALIFORNIA TAX-FREE INCOME TRUST,

On behalf of

CALIFORNIA TAX-FREE MONEY FUND

T. ROWE PRICE GOVERNMENT MONEY FUND, INC.

T. ROWE PRICE INSTITUTIONAL INCOME FUNDS, INC.,

On behalf of

T. ROWE PRICE INSTITUTIONAL CASH RESERVES FUND

T. ROWE PRICE STATE TAX-FREE INCOME TRUST,

On behalf of

MARYLAND TAX-FREE MONEY FUND and

NEW YORK TAX-FREE MONEY FUND

T. ROWE PRICE TAX-EXEMPT MONEY FUND, INC.

T. ROWE PRICE U.S. TREASURY FUNDS, INC.,

On behalf of

U.S. TREASURY MONEY FUND

/s/Darrell N. Braman By:___________________________________ Darrell N. Braman Vice President	/s/David Oestreicher By:___________________________________ David Oestreicher Vice President, T. Rowe Price Funds/Trusts

Exhibit A

Fund	Management Fee (as a percentage of average daily net assets)	Termination Date
California Tax-Free Money Fund	0.28%	June 30, 2019
Maryland Tax-Free Money Fund	0.28%	June 30, 2019
New York Tax-Free Money Fund	0.28%	June 30, 2019
T. Rowe Price Government Money Fund	0.25%	September 30, 2019
T. Rowe Price Institutional Cash Reserves Fund	0.20%	September 30, 2019
T. Rowe Price Tax-Exempt Money Fund	0.28%	June 30, 2019
U.S. Treasury Money Fund	0.25%	September 30, 2019